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                                                                     EXHIBIT 5.1

                  [LETTERHEAD OF FULBRIGHT & JAWORSKI L.L.P.]

December 17, 1999

4Front Technologies, Inc.
6300 South Syracuse Way
Suite 293
Englewood, Colorado 80111

Re:    4Front Technologies, Inc. Registration Statement on Form S-3

Dear Sirs:

    In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by 4Front Technologies, Inc., a Delaware Corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 1,114,457 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company which such stockholders may obtain upon the exercise of warrants, we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

    Upon the basis of such examination, we advise you that in our opinion the Shares have been duly and validly authorized and when issued in accordance with the terms of the warrants, the Shares will be legally issued, fully paid and non-assessable.

    We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein and elsewhere in the Registration Statement and Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

                                          Very truly yours,
                                          /s/ Fulbright & Jaworski L.L.P.